UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2011

DAIS ANALYTIC CORPORATION

(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive

Odessa, Florida 33556

(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The following discussion is qualified in its entirety by the full text of the Amended and Restated Employment Agreement by and between Dais Analytic Corporation and Timothy N. Tangredi, copy of which is incorporated by reference to exhibit 10.17 to Amendment 1 to Registration Statement on Form S-1, as filed April 13, 2011.

We entered into an amended and restated employment agreement with Mr. Timothy N. Tangredi, our President, Chief Executive Officer, and director, dated as of April 11, 2011, which sets forth Mr. Tangredi’s compensation level and eligibility for salary increases, bonuses, benefits, and option grants. Mr. Tangredi’s employment agreement provides for an initial term of three years with the term extending on the second anniversary thereof for an additional one year period and on each subsequent anniversary of the agreement for an additional year period. Mr. Tangredi’s initial base salary is $170,000, with an increase to $220,000 per annum or a higher sum as our board of directors may set after the date on which we obtain $10 million or more in equity or debt financing. Mr. Tangredi’s base salary shall be increased annually by a percentage that is no less than the percentage increase in the Consumer Price Index for the preceding twelve calendar months for the greater Palo Alto, California area. If our market capitalization at the end of the calendar year is more than two times greater than the year before Mr. Tangredi is to receive a cash payment of 2% of the difference in capitalization from last year to the current year. Additionally, at the discretion of our board of directors and its compensation committee, Mr. Tangredi may be eligible for an annual bonus which amount, if any, will not be below 100% of his effective base salary and not exceeding 300% of his then effective base salary; provided that, under certain extraordinary circumstances, Mr. Tangredi may be eligible for an annual bonus greater than 300% of his then effective base salary. Mr. Tangredi is entitled to medical, disability and life insurance, as well as 4 weeks of vacation annually, an automobile allowance of $800 per month, reimbursement of all reasonable business expenses, automobile insurance and maintenance and up to $7,500 for one executive conference or educational venue.

For each product for which we commence commercial sale or licensing during the term and receives more than $1 million of revenue during any 12 month period, Mr. Tangredi, in addition to any other compensation which he may receive under the agreement, shall be granted options to purchase a minimum of 250,000 shares of our common stock at an exercise price equal to either (i) the lower of: (a) $.50 per share or (b) the fair market value per share of the stock on the date of grant as determined in good faith by the Compensation Committee of the Board of Directors, if we have not conducted a secondary public offering prior to the date of grant, or (ii) at an exercise price equal to 75% of the market price of the common stock, if we have completed a secondary public offering of our common stock prior to the date of grant (with the market price to be the average of the closing sale prices during the five trading days immediately preceding the date of grant of the option). Such options, as well as any other options granted to Mr. Tangredi during the term of his employment, shall be granted under our then existing stock option plan, shall be immediately exercisable, have a term of ten years, shall be exercisable for up to three years after termination of employment (unless termination is for cause, in which event they shall expire on the date of termination), shall have a “cashless” exercise feature, and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth in the agreement.

In the event that the fair market value of our common stock (the average of the closing prices of the common stock for any five consecutive trading days, as reported by the principal exchange or other stock market on which the common stock is then traded) equals or exceeds 200% of the price at which we sell common stock in a secondary public offering (the “Target Value”) at any time during the term of the agreement, Mr. Tangredi shall be granted options to purchase 500,000 shares of common stock at an exercise price equal to 75% of the Target Value, on terms identical to the options provided for above.

During its term, the employment agreement terminates at our election for cause, or Mr. Tangredi’s resignation without good reason, in which event we are obligated to pay Mr. Tangredi within ten days following the date of termination, his accrued but unpaid base salary, bonus and accrued vacation pay, and any unreimbursed expenses.

In the event Mr. Tangredi’s employment is terminated by us in the event of his disability or without cause or by Mr. Tangredi for good reason, Mr. Tangredi shall be entitled to the following:

(i) An amount equal to the sum of (A) the greater of 300% of the base salary then in effect for Mr. Tangredi or $675,000 plus (B) the cash and equity bonus, if any, awarded to Mr. Tangredi for the most recent year shall be payable by us within 10 days following termination;

(ii) We shall continue to provide Mr. Tangredi the health and life insurance, car allowance and other benefits set forth in the agreement until two years following termination of employment, and shall continue to offer any of such benefits to Mr. Tangredi beyond such two year period to the extent required by COBRA or similar statute which may then be in effect;

(iii) All stock options, to the extent they were not exercisable at the time of termination of employment, shall become exercisable in full; and

(iv) Any indebtedness of Mr. Tangredi to us shall thereupon be cancelled and of no further force and effect, and we shall pay to Mr. Tangredi, within ten days following receipt of a written demand therefore, any income or other taxes resulting from such cancellation.

In the event of termination upon Mr. Tangredi’s death, Mr. Tangredi shall be entitled to an amount equal to the sum of the greater of 300% of the base salary then in effect for Mr. Tangredi or $675,000 plus the cash and equity bonus, if any, awarded to Mr. Tangredi for the most recent year, which shall be payable by us within 10 days following termination. Additionally, all stock options awarded to Mr. Tangredi, to the extent not previously exercised, shall be deemed to have been exercised by him on the day immediately before his death. Additionally, any indebtedness of Mr. Tangredi to us shall be cancelled, and we will be obligated to pay to Mr. Tangredi, within ten days following receipt of a written demand therefore, any income or other taxes resulting from such cancellation. We also are obligated to pay Mr. Tangredi (or his estate) accrued vacation pay and any unreimbursed expenses.

In the event that Mr. Tangredi elects to terminate employment within one year following a change in control, he shall receive, within the later of ten days following the date on which the change in control occurs or the date on which he gives notice of his election to terminate employment, a lump sum payment equal to two and one half times the sum of (i) the greater of his then current base salary or $220,000 plus cash bonus and equity, if any, awarded to Mr. Tangredi for the most recent year. In addition, he will be entitled to accelerated vesting of outstanding options, continuing benefits and cancellation of indebtedness as described above.

The employment agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information; (ii) preventing competition with us during his employment and for a period of two years after termination, provided that Mr. Tangredi may make investments of up to 5% in the publicly-traded equity securities of any company, and Mr. Tangredi is not precluded from pursuing healthcare uses; (iii) preventing solicitation or hiring any person employed by us at any time, provided that Mr. Tangredi shall have no further obligations with respect to non-solicitation of our employees whose annual salary is less than $75,000 or who have ceased to be employed by us for at least six months.

Lastly, we are obligated under the employment agreement to indemnify Mr. Tangredi for any claims made against him in connection with his employment with us, and we are required to advance all expenses in this regard. Additionally, we are required to maintain directors’ and officers’ liability insurance in an amount not less than $5,000,000, unless Mr. Tangredi otherwise consents, and he shall at all times be one of the named insured under such coverage.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exh. No.	Description

10.1	Amended and Restated Employment Agreement by and between Dais Analytic Corporation and Timothy N. Tangredi, dated as of April 11, 2011 (Incorporated by reference to exhibit 10.17 to Amendment 1 to Registration Statement on Form S-1, as filed April 13, 2011)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi Chief Executive Officer and President

Dated: April 14, 2011